                                                                   EXHIBIT 2

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (this "Agreement") is made effective as of July 12, 1996, (the "Agreement Date"), by and among Ruffalo, Cody & Associates, Inc., an Iowa corporation with offices in Cedar Rapids, Iowa ("COLA"), the shareholders of COLA listed in Exhibit A (the "COLA
Shareholders"), and McLeod, Inc. ("MIDWEST") a Delaware corporation with offices in Cedar Rapids, Iowa.

     A. Subject to the terms of this Agreement, COLA will be merged with and into a new Iowa corporation, McLeod Merging Co., that was organized as a wholly-owned subsidiary of MIDWEST ("MERGECO") in a forward triangular merger (the "Merger") with MERGECO to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and a Plan of Merger in substantially the form of Exhibit B (the "Plan of Merger") and applicable law.

     B. Upon the effectiveness of the Merger, all the outstanding shares of COLA Common Stock (as defined below) will be converted into shares of the Midwest Common Stock (as defined below) and cash, all as provided in this Agreement and the Plan of Merger.

     The parties agree as follows:

1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms will have the meanings set forth below:

     1.1. "MIDWEST Common Stock" means the Class A Common Stock, $0.01 par value, of MIDWEST.

     1.2. "COLA Common Stock" means the Class A Common Stock, no par value, of COLA.

     1.3. The "Effective Time" means the time and date on which the Articles of Merger reflecting the Merger substantially in the form of Exhibit C (the "Articles of Merger") are filed with the office of the Iowa Secretary of State and the Merger becomes effective under Iowa law.

2.   PLAN OF REORGANIZATION.

     2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, COLA will be merged with and into MERGECO pursuant to this Agreement and the Plan of Merger and in accordance with applicable provisions of the laws of the State of Iowa as follows:

           2.1.1. Conversion of COLA Shares. Each share of COLA Common Stock issued and outstanding, immediately prior to the Effective Time will by virtue of the Merger and at the Effective Time, and without the need for any further action on the part of any holder thereof, be converted into the right to receive cash and/or shares of MIDWEST Common Stock as set forth on Exhibit 2.1.1 attached, subject to Section 2.1.4.

        2.1.2. Conversion of Options. All options to purchase COLA Common Stock outstanding immediately prior to the Effective Time will by virtue of the Merger and at the Effective Time, and without the need for any further action on the part of any holder thereof, be converted into options to purchase shares of MIDWEST Common Stock under the 1996 Midwest Employee Stock Option Plan and cash as set forth on Exhibit
        2.1.2 attached. It is the intention of the parties that such options (except for options to Stan Campbell) to purchase shares of MIDWEST Common Stock would qualify immediately after the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to the extent the corresponding options to purchase shares of COLA Common Stock qualified as incentive stock options immediately before the Effective Time.

        2.1.3. Termination of Option Plan. Effective at the Effective Time, all options outstanding under the COLA Incentive Stock Option Plan shall immediately terminate and be null and void.

        2.1.4 Contingent Payments in Escrow. At the Closing, out of the cash and shares of Midwest Common Stock to be delivered to COLA Shareholders and option holders pursuant to Section 2.1.1 and options to be granted pursuant to 2.1.2, $50,782, 113,387 shares to MIDWEST Common Stock will be placed in escrow with Norwest Bank pursuant to the terms of the Escrow Agreement attached as Exhibit D with the cash and shares to be distributed subject to achievement by COLA of the conditions set forth in the Escrow Agreement.

2.2 Effects of the Merger. In addition to the foregoing effects of the Merger, at and upon the Effective Time, each of the following will occur: (a) the separate existence of COLA will cease and COLA will be merged with and into MERGECO, and MERGECO will be the surviving corporation of the Merger (the "Surviving Corporation") pursuant to the terms of the Plan of Merger; (b) the Articles of Incorporation and Bylaw of MERGECO, as in effect immediately prior to the Effective Time, will continue unchanged and will be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter duly amended, except that Article I of MERGECO's Articles of Incorporation will be amended as of the Effective Time to change MERGECO's name to "Ruffalo, Cody & Associates, Inc."; (c) each share of MERGECO Common Stock outstanding immediately prior to the Effective Time will continue to be an identical outstanding share of the common stock of the Surviving Corporation and will be owned by MIDWEST; (d) the Board of Directors of MERGECO will initially consist of Clark E. McLeod, Stephen C.

        Gay, Blake O. Fisher, Jr. and Albert P. Ruffalo and the officers of MERGECO will initially be Albert P. Ruffalo - President, Stephen C. Gray
        - CEO, Blake O. Fisher, Jr. - Chief Financial Officer, and Casey D. Mahon - Secretary; (e) the Merger will have all of the effects provided by applicable law, from and after the Effective Time.

        2.3. Further Assurances. COLA and each of the COLA Shareholders agrees that if, at any time after the Effective Time, MIDWEST considers or is advised that any further acts, deeds, assignments or assurances are reasonably necessary or desirable to vest the Surviving Corporation with full right, title and possession to any property or rights of COLA, then MIDWEST and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest the Surviving Corporation with full right, title and possession to such property or rights and otherwise to carry out the purpose of this Agreement, in the name of COLA or otherwise.

        2.4. Tax Free Exchange. The parties intend to adopt this Agreement as a tax-free plan or reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code by virtue of the provisions of Section 368(a)(2)(D) of the Code. The parties believe that the value of the cash and MIDWEST Common Stock to be issued to the Cola Shareholders in the Merger is equal, in each instance, to the value of the COLA Common Stock to be surrendered in exchange therefor. Except for cash to be paid as provided in Section 2.1, no consideration that could constitute "other property" within the meaning of Section 356 of the Code is being paid by MIDWEST for the COLA Common Stock in the Merger. The parties agree not to take a position on any tax returns, before any taxing authority or otherwise, inconsistent with this Section. In addition, MIDWEST represents as of the Agreement Date, and as of the Closing Date (as that term is defined in Section 7.1), that it presently intends to continue COLA's historic business or use a significant portion of COLA's business assets in a business. At the Closing (as that term is defined in Section 7.1), officers of each of MIDWEST and COLA shall execute and deliver officers' certificates in the forms of Exhibits 2.4A and 2.4B, respectively. The provisions and representations contained or referred to in this Section 2.4 shall survive until the expiration of the applicable statute of limitations.

        2.5. Purchase Accounting. The parties acknowledge that the Merger will be treated as a purchase for accounting purposes.

3. REPRESENTATIONS AND WARRANTIES OF COLA AND THE COLA SHAREHOLDERS. COLA and the COLA Shareholders, jointly and severally, represent and warrant to MIDWEST that, except as set forth in a letter addressed to MIDWEST dated the Agreement Date and delivered by COLA and the COLA Shareholders to MIDWEST concurrent herewith (the "COLA Disclosure Letter") (the contents of which

COLA Disclosure Letter shall be deemed to be representations and warranties made jointly and severally to MIDWEST by COLA and the COLA Shareholders under this Section 3, and which may be updated up to the Closing to reflect changes that are not material, consistent with the conditions to closing set forth in
Section 9) each of the representations and statements in this Section are true and correct as of the Agreement Date and as of the Closing Date.

        3.1. Organization and Good Standing. Each of COLA and its sole subsidiary (i) is a corporation duly organized, validly existing, and in good standing under the laws of Iowa, (ii) has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and (iii) is qualified or has applied to qualify to transact business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing or its properties makes such qualification necessary, other than where a failure to be so qualified would not reasonably be expected to have a material adverse effect on its present or expected operations or financial condition.

        3.2. Power. COLA and the COLA Shareholders, as applicable, have the right, power, legal capacity and authority to enter into, execute and deliver this Agreement and all agreements to which COLA is or will be a party or to which any COLA Shareholder is or will be a party that are to be executed pursuant to this Agreement (collectively, the "COLA Ancillary Agreements") and subject to the approval of the Merger by the COLA Shareholders, for the consummation of the transactions contemplated by such Agreements. The execution and delivery of this Agreement and each of the COLA Ancillary Agreements and the consummation of the transactions contemplated by such Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of COLA's Board of Directors.

        3.3. Authorization. No filing, authorization, consent, approval or order, governmental or otherwise, is necessary or required for the execution and delivery of this Agreement and the COLA Ancillary Agreements by COLA and the COLA Shareholders or the consummation of the transactions contemplated by such Agreements, except for (a) the filing of the Articles of Merger with the office of the Iowa Secretary of State, and the filing of appropriate Merger documents with the relevant authorities of other states in which COLA is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws, and (c) the approval of the Merger by the COLA Shareholders.

        3.4. Validity. This Agreement and the COLA Ancillary Agreements are, or when executed by COLA and/or the COLA Shareholders, as applicable, will be, valid and binding obligations of COLA and/or the COLA Shareholders, as applicable, and enforceable in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Merger will not become effective until the Articles of Merger reflecting the Merger are filed with the office of the Iowa Secretary of State.

3.5.    Capitalization of COLA.  COLA is capitalized as follows.

        3.5.1. Outstanding Stock. The authorized capital stock of COLA consists of 5,000,000 shares of COLA Common Stock, of which a total of 934,268 shares are issued and outstanding, all of which are now owned and held, and all of which at the Effective Time will be owned and held, only by the shareholders of COLA Common Stock as set forth on Exhibit
        3.5 ("All COLA Shareholders"), and no other shares of the capital stock of COLA are authorized, issued or outstanding. All issued and outstanding shares of COLA Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any claim, lien, preemptive right, or right of rescission, and have been offered, issued, sold and delivered by COLA, in compliance with all registration or qualification requirements (or applicable exemptions) of all applicable federal and state securities laws. A list of all holders of COLA Common Stock, and the number of shares held by each has been delivered by COLA to MIDWEST and is reflected on Exhibit 3.5.

        3.5.2. No Options, Warrants or Rights. Except for options to purchase an aggregate of 257,750 shares of COLA Common Stock ("COLA Options") under COLA's (1) Nonqualified Stock Option Plan of Ruffalo, Cody & Associates, Inc.; (2) Ruffalo, Cody & Associates, Inc. Incentive Stock Option Plan; and (3) Outside Director Nonqualified Stock Option Plan of Ruffalo, Cody & Associates, Inc. (the "Option Plans") granted to employees, independent contractors, and directors of COLA, as disclosed on Exhibit 2.1.2, there are no options, warrants, exchangeable or convertible securities, puts, calls, commitments, conversion privileges or preemptive or other rights or agreements of any character to which COLA is a party or by which COLA is bound outstanding to issue, transfer, deliver, sell, redeem, purchase or otherwise acquire (whether directly or indirectly) or cause to be issued, transferred, delivered, sold, redeemed, purchased or otherwise acquired, (i) any shares of COLA's capital stock, or (ii) any securities convertible into or exchangeable for any shares of COLA's capital stock, and COLA has no obligation to grant, issue, extend, or enter into any such option, warrant, exchangeable or convertible security, put, call, commitment, conversion privilege or preemptive or other rights or agreements. The terms of the Option Plans permit the assumption or substitution of options to purchase MIDWEST Common Stock as contemplated under Section
        2.1.2 hereof, without the consent or approval of the COLA optionees or shareholders under the Option Plans or otherwise. The COLA Options are qualified as incentive stock options under Section 422 of the Code, other than the options granted to independent contractors, and directors which are nonqualified. The COLA Disclosure Letter sets forth (i) the name of each COLA Option holder of record, (ii) the number of shares of COLA Common Stock issuable upon exercise of each such COLA Option, (iii) the expiration date of each such COLA Option and (iv) the exercise price of each such COLA Option. True and complete copies of all agreements and instruments relating to the COLA Options have been made available to MIDWEST and such agreements and instruments have not been amended, modified or supplemented and there are no agreements or commitments to amend, modify or supplement such agreements and instruments in each case from the form made available to MIDWEST. COLA has no liability for dividends accrued but unpaid. No person or entity holds or has any option, warrant or other right to acquire any issued and outstanding shares of the capital stock of COLA from any holder of shares of the capital stock of COLA.

     3.5.3. No Voting Arrangements or Registration Rights. There are no voting agreements, voting trusts, or other agreements or arrangements with respect to the voting of COLA's outstanding securities and there are no rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of COLA's outstanding securities or the conversion of any COLA securities in the Merger. COLA is not under any obligation to register any of its outstanding securities, or any securities that may be subsequently issued, under the Securities Act of 1933.

3.6. Subsidiaries. Except for the subsidiary of COLA listed on Exhibit 3.6 ("Subsidiary"), which is wholly-owned by COLA, COLA does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity. All issued and outstanding shares of the capital stock of Subsidiary are validly issued, fully paid and nonassessable and are owned and held solely by COLA free and clear of any option, liens, security interests, claims, charges or encumbrances. There are no outstanding options, warrants, exchangeable or convertible securities, puts, calls, commitments, conversion privileges or preemptive or other rights or agreements or any character to which Subsidiary is a party or by which Subsidiary is bound to issue, transfer, deliver, sell, redeem, purchase or otherwise acquire (whether directly or indirectly) or cause to be issued, transferred, delivered, sold, redeemed, purchased or otherwise acquired, (i) any shares of capital stock of Subsidiary, or (ii) any securities convertible into or exchangeable for any shares of capital stock of Subsidiary, and Subsidiary has no obligation to grant, issue, extend, or enter into any such option, warrant, exchangeable or convertible security, put, call, commitment, conversion privilege or preemptive or other rights or agreements.

3.7. No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any COLA Ancillary Agreement, nor the consummation of the transactions contemplated by such agreements, will conflict with, or (with or without notice or lapse of time, or both) result in:

     3.7.1. a termination, breach, impairment or violation of (i) any provision of the Articles of Incorporation or Bylaws of COLA or Subsidiary, as currently in effect or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to COLA or its Subsidiary or their respective assets or properties; or

     3.7.2. a termination, or a material breach, impairment or violation of, any material instrument, agreement, contract or commitment to which COLA or its Subsidiary is a party or by which COLA or its Subsidiary or their respective assets or properties are bound. The consummation of the Merger and the transfer to MERGECO of all material rights, licenses, franchises, leases, and agreement of COLA and Subsidiary under this Agreement will not require the consent of any third party.

3.8. Litigation. To the best of their knowledge, there is no action, suit, arbitration, proceeding, claim, or investigation pending or threatened against COLA, any COLA Shareholder, or Subsidiary before any court, administrative agency or arbitrator (each a "Claim") that may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of COLA or Subsidiary, if such Claim is decided adversely to COLA or Subsidiary.

     3.8.1. To the best of their knowledge, there is no basis for any person or entity to assert a Claim against COLA or Subsidiary based upon (i) ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any shares of the capital stock of COLA or Subsidiary, or (ii) any rights as a COLA Shareholder, including any option, warrant or preemptive rights or rights to notice or to vote.

     3.8.2. To the best of their knowledge, there is no basis for any party to successfully assert a Claim for any material damages against COLA or Subsidiary based on a claim that any product or service developed, owned, marketed, or distributed by COLA or Subsidiary (i) was or is defective in any material respect, or did not or will not perform in accordance with any warranty, (ii) was not or is not suitable for a use for which it was intended, (iii) omitted or omits necessary information, or (iv) included or includes forms of documents, advice or information that was negligently prepared and/or marketed, inaccurate or incomplete in any respect, or did not conform to or comply with applicable law.

        3.8.3. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against COLA or its Subsidiary.

3.9. Taxes. COLA and its Subsidiary have (i) timely filed all federal, state, local and foreign tax returns required to be filed and such returns are true and correct in all material respects, (ii) timely paid all taxes required to be paid in respect of all periods for which returns have been filed, (iii) established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, (iv) made all necessary estimated tax payments, and (v) no material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither COLA nor its Subsidiary is delinquent in the payment of any tax or is delinquent in the filing of any tax returns and no deficiencies for any tax have been threatened, claimed, proposed or assessed. Neither COLA nor its Subsidiary has received any notification that any material issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority (including but not limited to any sales tax authority). No tax return of COLA or its Subsidiary has ever been audited by the Internal Revenue Service or any state taxing agency or authority. No tax liens have been filed against any assets of COLA or its Subsidiary. COLA is not a "personal holding company" within the meaning of Section 542 of the Internal Revenue Code. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of COLA or Subsidiary for any period. For the purposes of this section, the terms "tax" and "taxes" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, sales, use, employment, license, payroll, ad valorem, payroll, stamp, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

3.10. COLA Financial Statements. COLA has delivered to MIDWEST copies of each of the following:

        3.10.1. COLA's audited consolidated balance sheet as of December 31, 1995 (the "COLA Balance Sheet") and audited consolidated income statement and consolidated statement of cash flows for the year then ended (collectively with the COLA Balance Sheet, the "1995 COLA Financial Statements"); and

          3.10.2. COLA's audited consolidated balance sheets as of, and COLA's audited consolidated income statements and consolidated statement of cash flows for each of the years in the two-year period ended December 31, 1995 (collectively the "COLA Financial Statements").

     The COLA Financial Statements (a) accurately reflect the books and records of COLA and Subsidiary, (b) fairly present the consolidated financial condition of COLA and Subsidiary as of the respective dates indicated and the consolidated results of operations and changes in financial position for the respective periods specified, and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Neither COLA nor Subsidiary has any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the COLA Balance Sheet, except for those that may have been incurred after the date of the COLA Balance Sheet in the ordinary course of COLA's business consistent with past practice, and that are not material in amount either individually or collectively. All reserves established by COLA and set forth in the COLA Balance Sheet were reasonably adequate. At December 31, 1995, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the COLA Balance Sheet as required by such accounting statement.

     3.11. Title to Properties. COLA and its Subsidiaries have good and marketable title to all of their respective assets and properties reflected on the COLA Balance Sheet, free and clear of all liens, mortgages, security interests, claims, charges, restrictions or encumbrances. All machinery, vehicles, equipment and other tangible personal property included in such assets and properties are in good condition and repair, normal wear and tear excepted. The COLA Disclosure Letter sets forth a list and brief description of each real property or equipment lease which involves payments by COLA or Subsidiary in excess of $100,000 annually. A true and correct copy of each such lease of COLA and Subsidiary has been delivered by COLA to MIDWEST prior to the date hereof. All leases of real or personal property to which COLA or its Subsidiary is a party are fully effective and afford COLA or the Subsidiary peaceful and undisturbed possession of the subject matter of such leases. Any property (real or personal) covered by the terms of such leases is presently occupied or used by COLA or Subsidiary as lessee under the terms of such leases for its business and in particular, in the case of any leases for real property, COLA or Subsidiary is entitled, by the terms of such leases and under applicable laws, rules and regulations, to use any leased premises for the purposes for which and in the manner in which they are currently being used by COLA and Subsidiary. All rentals due under such leases have been paid and there exists no default under any such leases, and no event has occurred which, upon the passage of time or giving of notice, or both, would result in any default or prevent COLA or Subsidiary, currently or after consummation of the transaction contemplated by this Agreement and the COLA Ancillary Agreement, from exercising or obtaining the benefits thereunder or the benefits of any options contained therein. Neither COLA nor its Subsidiary is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a material adverse effect on its business), or has received any notice of violation with which it has not complied. Neither COLA nor its Subsidiary owns any real property.

3.12. Absence of Certain Changes. Since the date of the COLA Balance Sheet, COLA and Subsidiary have conducted their business only in the ordinary course in a manner consistent with past practice and, since such date, there has not been with respect to COLA or its Subsidiary any:

        3.12.1. material adverse change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of COLA and its Subsidiary, taken as a whole;

        3.12.2. amendments or changes in the Articles of Incorporation or Bylaws of COLA or Subsidiary;

        3.12.3. (i) incurrence, creation, assumption or guarantee by COLA or its Subsidiary of (A) any mortgage, security interest, pledge, lien or other encumbrance on any of the assets or properties of COLA or its Subsidiary or (B) any material obligation or liability or any indebtedness for borrowed money in excess of a cumulative aggregate amount (computed with reference to all transactions described in (A) or (B) of this clause) of $50,000; or (ii) issuance or sale of any debt or equity securities of COLA or its Subsidiary or any options or other rights to acquire from COLA or its Subsidiary, directly or indirectly, any debt or equity securities of COLA or its Subsidiary;

        3.12.4. payment or discharge of a material lien or liability for such lien that was not either shown on the COLA Balance Sheet or incurred in the ordinary course of business after the date of the COLA Balance Sheet;

        3.12.5. purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the assets or properties of COLA or its Subsidiary other than in the ordinary course of business;

        3.12.6. damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of COLA or its Subsidiary;

        3.12.7. declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of COLA or its Subsidiary, any split, combination or reclassification of the capital stock of COLA or its Subsidiary, or any direct or indirect redemption, purchase or other acquisition of the capital stock of COLA or its Subsidiary, or any change in any rights, preferences, privileges or restrictions of any outstanding security of COLA or its Subsidiary;

        3.12.8. change or increase in the compensation payable or to become payable to any of the officers, employees or agents of COLA or its Subsidiary, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock appreciation rights or stock option grants) made to or with any such officers, employees or agents, except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of business consistent with past practice;

        3.12.9. change with respect to the management, supervisory or other key personnel of COLA or its Subsidiary;

        3.12.10. obligation or liability incurred by COLA or its Subsidiary to any of their officers, directors or shareholders, except normal compensation and expense allowances payable to officers;

        3.12.11. making of any loan, advance or capital contribution to, or any investment in, any officer, director or shareholder other than (i) travel loans or advances made in the ordinary course of business of COLA and (ii) other loans and advances in an aggregate amount which do not exceed $25,000 outstanding at any time;

        3.12.12. entering into, amendment, violation, relinquishment, termination or non-renewal by COLA or its Subsidiary of any contract, lease transaction, commitment or other right or obligation, other than in the ordinary course of business;

        3.12.13. transfer or grant of a right under the COLA IP Rights (as defined in Section 3.15 below), except those transferred or granted in the ordinary course of COLA's business consistent with past practices; or

        3.12.14. agreement or arrangement by COLA or its Subsidiary to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of COLA and the COLA Shareholders as set forth in this Agreement untrue or incorrect.

3.13. Contracts and Commitments. Exhibit 3.13 sets forth a list of each of the following written or oral contracts, agreements, commitments or other instruments to which COLA or its Subsidiary is a party or by which COLA and Subsidiary or any of their respective assets or properties are bound:

        3.13.1. continuing contract for the future purchase, sale or manufacture of products, material, supplies, equipment or services requiring payment to or from COLA or its Subsidiary in an amount in excess of $100,000 per annum which is not terminable on 120 days' or less notice without cost or other liability to COLA or its Subsidiary at or at any time after the Effective Time, or in which COLA or its Subsidiary has granted or received manufacturing rights, "most favored nations" pricing provisions or exclusive marketing rights relating to any product, group of products or territory;

        3.13.2. joint venture or partnership contract or agreement or other agreement which has involved or is reasonably expected to involve a sharing of profits or losses in excess of $25,000 per annum with any other party;

        3.13.3. contract or commitment for the employment of any officer, employee or consultant of COLA or its Subsidiary or any other type of contract or understanding with any officer, employee or consultant of COLA or its Subsidiary which is not immediately terminable by COLA or its Subsidiary without cost or other liability;

        3.13.4. indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

        3.13.5. lease or other agreement under which COLA or its Subsidiary is the lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $20,000 per annum;

        3.13.6. agreement or arrangement for the sale of any assets, properties or rights having a value in excess of $20,000, other than in the ordinary course of business consistent with past practice;

               3.13.7. agreement containing any covenant purporting to restrict COLA or its Subsidiary from engaging in any aspect of its business or competing in any line of business in any geographic area;

               3.13.8. agreement involving any COLA IP Rights (as defined in Section 3.15 below);

               3.13.9. any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of COLA or its Subsidiary or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other related rights; or

               3.13.10. any other agreement, contract, commitment or instrument that is material to the business of COLA or its Subsidiary or involves a commitment in excess of $100,000.

        A copy of each contract, agreement, commitment or other instrument required to be listed on Exhibit 3.13 has been delivered to MIDWEST's General Counsel.

        3.14. No Default. To the best of their knowledge neither COLA nor its Subsidiary, or any other party thereto, is in breach or default in any material respect under any contract, agreement, commitment or other instrument or obligation that is required to be listed on Exhibit
        3.13 or that is otherwise material to the business of COLA or its Subsidiary, and all such contracts, agreements, commitments or other instruments or obligations are in full force and effect. Neither COLA nor its Subsidiary is a party to any contract, agreement or arrangement which has had or could reasonably be expected to have a material adverse effect on its business or prospects. Neither COLA nor its Subsidiary has any material liability for renegotiation of government contracts or subcontracts, if any.

        3.15. Intellectual Property. COLA and its Subsidiary own, license or have the right to use all material Intellectual Property Rights (as defined below) necessary or required for the conduct of their respective businesses as presently conducted (collectively, the "COLA IP Rights"), and such COLA IP Rights are sufficient for such conduct of its business.

               3.15.1. COLA and its Subsidiary have taken reasonable and practicable steps designed to protect, preserve and maintain the secrecy and confidentiality of all material COLA IP Rights and all related proprietary rights. All granted and issued patents, all registered trademarks and all copyrights listed on Exhibit 3.15 are valid and subsisting.

        3.15.2. Exhibit 3.15 contains a list of all COLA IP Rights, including, without limitation, all patents, patent applications, copyrights (whether or not registered), copyright applications, trademarks or service marks (whether or not registered) or trademark or service mark applications.

        3.15.3. To the best of their knowledge, as now used or proposed for use by COLA or Subsidiary, none of the COLA IP Rights has infringed, misappropriated or otherwise violated, or is likely to violate, directly or indirectly, any Intellectual Property Right of any third party. To the best knowledge of COLA and the COLA Shareholders, there is no unauthorized use, infringement or misappropriation of any COLA IP Right by any third party, employee or former employee.

        3.15.4. As used in this Section 3.15, the term "Intellectual Property Rights" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, franchises, licenses, inventions, know-how, trade secrets, customer lists, proprietary processes and formulae, software source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

3.16. Compliance with Laws. To the best of their knowledge, COLA and its Subsidiary have complied in all material respects with all applicable federal, state, local or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to them and their respective assets, properties, and business (the violation of which would have a material adverse effect upon their business). COLA and its Subsidiary hold all permits, licenses and approvals from, and have made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business.

3.17. Certain Transactions and Agreements. To the best of their knowledge, none of the officers or directors of COLA or its Subsidiary, nor any member of their immediate families, has any direct or indirect ownership interest in any entity that competes with, or does business with, or has any contractual arrangement with COLA (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of such officers or directors, or any member of their immediate families, is directly or indirectly interested in any contract or arrangement with COLA, except for normal compensation for services as an officer, director or employee that have been disclosed to MIDWEST. Neither COLA nor Subsidiary is indebted to any director, officer, employee or agent of COLA or Subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to COLA or Subsidiary. Neither COLA nor Subsidiary is a party to any (i) agreement with any officer or other employee of COLA or Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving COLA or Subsidiary of the nature of any of the transactions contemplated by this Agreement or the COLA Ancillary Agreements, (B) providing severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment or
(C) providing for bonuses, pensions, deferred compensation, retirement payments, profit sharing or similar payments, which in the case of (A), (B) or
(C) is not terminable by COLA or Subsidiary on ten days notice or less without penalty or obligation to make payments related to such termination, or (ii) agreement or plan, including without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the COLA Ancillary Agreements.

3.18. Employees. To the best of their knowledge, COLA and its Subsidiary are in compliance in all material respects with all applicable laws, agreements, contracts and other arrangements relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. A list of all employees, officers and consultants of COLA and its Subsidiary and their current compensation has been made available to MIDWEST. Neither COLA nor its Subsidiary has any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements for the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

3.19. Labor Relations. To the best of their knowledge, neither COLA nor its Subsidiary (i) has ever been or is now subject to a union organizing effort,
(ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other contract or agreement, written or oral, with any trade or labor union, employees' association or similar organization, and (iv) has any current labor disputes. COLA and its Subsidiary have good labor relations, and have no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employ. There is neither pending nor, to the best knowledge of COLA, threatened any labor dispute, strike or work stoppage which affects or which may affect COLA's or Subsidiary's business. Neither COLA nor Subsidiary, nor any agents, representatives or employees of COLA or Subsidiary has committed any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended, and there is not now pending nor, to the best knowledge of COLA, threatened any unfair labor practice charge against COLA or Subsidiary within the jurisdiction of the National Labor Relations Board or any representative thereof.

3.20. Employee Benefit Plans/ERISA. Exhibit 3.20 identifies (i) each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) all other written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between COLA or its Subsidiary and any employee of COLA or its Subsidiary, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by COLA or its Subsidiary under which COLA or its Subsidiary or any ERISA Affiliate (as defined below) has any present or future obligation or liability (collectively, the "COLA Employee Plans"). For purposes of this Section, "ERISA Affiliate" means any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes COLA or its Subsidiary. Copies of all COLA Employee Plans (and, if applicable, related trust agreements) and all related amendments and written interpretations (including summary plan descriptions) have been delivered to MIDWEST. All COLA Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "COLA Pension Plans"), are identified as such in Exhibit 3.20. All contributions due from COLA or its Subsidiary with respect to any of the COLA Employee Plans have been made as required under ERISA or have been accrued on the COLA Financial Statements as of December 31, 1995. Each COLA Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the IRC which are applicable to such COLA Employee Plans.

     3.20.1. No COLA Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multi-employer plan," as defined in Section 3(37) of ERISA. No COLA Pension Plan constitutes an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the Code. No COLA Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in
     Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any COLA Employee Plan which is covered by Title I of ERISA which would result in a material liability to COLA, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any COLA Employee Plan has or will make COLA or any officer or director of COLA subject to any material liability under Title I of ERISA or liable for any material tax (as defined in Section 3.7) or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

        3.20.2.   Any COLA Pension Plan which is intended to be qualified under
        Section 401(a) of the Code (a "COLA 401(a) Plan") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part of such plan is exempt from tax pursuant to
        Section 501(a) of the Code. COLA has made available to MIDWEST a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each COLA 401(a) Plan. Nothing has occurred since the date of the most recent applicable Internal Revenue Service determination letter that would adversely affect the qualified status of any COLA 401(a) Plan.

3.21. COLA Benefit Arrangements. Exhibit 3.21 lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (i) is not a COLA Employee Plan,
(ii) is entered into, maintained or contributed to by COLA or its Subsidiary and (iii) covers any employee or former employee of COLA or its Subsidiary (collectively, the "COLA Benefit Arrangements"). Each COLA Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such COLA Benefit Arrangement.

3.22. Employee Benefit Costs. There has been no amendment, written interpretation or announcement (whether or not written) by COLA or its Subsidiary relating to, or change in employee participation or coverage under, any COLA Employee Plan or COLA Benefit Arrangement that would increase materially the expense of maintaining such COLA Employee Plan or COLA Benefit Arrangement above the level of the expense incurred for such items for the year ended December 31, 1995.

3.23. COBRA Notices. COLA or Subsidiary has provided to the individuals entitled thereto all notices and coverages that are required by Section 4980B of the

Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date. No material tax payable under Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of COLA.

3.24. Other Employee Matters. No benefit payable or which may become payable by COLA or its Subsidiary pursuant to any COLA Employee Plan or any COLA Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code, or which would not be deductible by reason of Section 280G of the Code. Neither COLA nor its Subsidiary is a party to any agreement with any executive officer or other key employee (i) the benefits of which are contingent, or the terms of which would become materially altered because of the transactions contemplated by this Agreement, (ii) that provides any term of employment or compensation guarantee, or (iii) that provides severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment. Neither COLA nor its Subsidiary is a party to any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, under which (i) the benefits will be materially increased, (ii) the vesting of benefits of which will be materially accelerated, or (iii) the calculation of the value of any of the benefits will be affected by the transactions contemplated by this Agreement.

3.25. Corporate Documents. COLA has made available to MIDWEST for examination all documents and information listed in the COLA Disclosure Letter or other Exhibits of this Agreement, including, without limitation, the following: (i) copies of COLA's Articles of Incorporation and Bylaws as currently in effect;
(ii) COLA's minute book containing all records of all proceedings, consents, actions, and meetings of COLA's shareholders, board of directors and committees; (iii) COLA's stock ledger and journal reflecting all stock issuances and transfers; and (iv) all permits, orders, and consents issued by any regulatory agency with respect to COLA, or any securities of COLA, and all applications for such permits, orders, and consents.

3.26. No Brokers. Neither COLA nor any of the COLA Shareholders is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the transaction contemplated by this Agreement.

3.27. Books and Records. The books, records and accounts of COLA and its Subsidiary (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of COLA and Subsidiary, and (iv) are appropriately, accurately and fairly reflected in the COLA Financial Statements.

3.28. Internal Controls. COLA and Subsidiary have devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets, and (iii) the amount recorded for assets on the books and records of COLA and Subsidiary is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.29. Insurance. COLA and its Subsidiary maintain, and at all times during the prior three years have maintained, fire and casualty, general liability, product liability, and sprinkler and water damage insurance in amounts which COLA believes to be reasonably prudent for similarly sized and similarly situated businesses under valid and enforceable policies issued by insurers of recognized responsibility. Each such policy is listed and briefly described in the COLA Disclosure Letter.

3.30. Environmental Matters. During the period that COLA and its Subsidiary have leased or owned their properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. COLA has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to COLA or its Subsidiary having taken possession of any of such properties or facilities.

     3.30.1. The terms "disposal", "release", and "threatened release" have the meaning as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

     3.30.2. The term "Hazardous Materials" means any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under CERCLA, any similar federal, state or local law, or regulations promulgated under any of the above laws or statutes.

           3.30.3. To the best knowledge of COLA and the COLA Shareholders, none of the properties or facilities of COLA or its Subsidiary is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that COLA or its Subsidiary have owned or leased their respective properties and facilities, neither COLA nor its Subsidiary nor, to COLA's or the COLA Shareholders' knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

           3.30.4. During the time that COLA or its Subsidiary has owned or leased their respective properties and facilities, there has been no litigation brought or threatened against COLA or its Subsidiary, or any lessor or owner of real property leased by COLA or its Subsidiary by, or any settlement reached by COLA or its Subsidiary with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

     3.31. Disclosure. No statement by COLA or the COLA Shareholders contained in this Agreement, its exhibits, the COLA Disclosure Letter, or any of the certificates or documents to be delivered by COLA or the COLA Shareholders to MIDWEST under this Agreement, taken together, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

4.   REPRESENTATIONS AND WARRANTIES OF MIDWEST.

     MIDWEST hereby represents and warrants to COLA that each of the representations and statements in this Section 4 are true and correct, except as set forth in a letter addressed to COLA dated as of the Agreement and delivered by MIDWEST to COLA concurrently with the signing of this Agreement (the "MIDWEST Disclosure Letter"). The contents of the MIDWEST Disclosure Letter shall be deemed to be representations and warranties made to COLA by MIDWEST under this section 4.

     4.1. Organization and Good Standing. MIDWEST and each of its subsidiaries
     (i) is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, (ii) has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and (iii) is qualified to transact business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than where a failure to be so qualified would not reasonably be expected to have a material adverse effect on its present or expected operations or financial condition. Upon its formation and prior to the Effective Time, MERGECO will be a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and will have the corporate power and authority to own, operate and lease its properties and to carry on its business as proposed to be conducted.

4.2. Power. MIDWEST has the right, power, legal capacity and authority to enter into, execute and deliver this Agreement and all related agreements to which it will be a party in accordance with this Agreement (collectively, the "MIDWEST Ancillary Agreements") and, subject to the approval of the Merger, for the consummation of the transactions contemplated in such Agreements. The execution and delivery of this Agreement and each of the MIDWEST Ancillary Agreements and the consummation of the transactions contemplated in such Agreements have been duly and validly approved and authorized by all necessary corporate action by the board of directors of MIDWEST. Upon MERGECO's formation, MERGECO will have the right, power, legal capacity and authority to execute and perform its obligations under the Plan of Merger and all other agreements to which MERGECO is to be a party that are to be executed by MERGECO pursuant to this Agreement.

4.3. Authorization. No filing, authorization, consent, approval or order, governmental or otherwise, is necessary or required for the execution and delivery of this Agreement and the MIDWEST Ancillary Agreements by MIDWEST or the consummation of the transactions contemplated in such Agreements, except for (a) the filing of the Articles of Merger with the Office of the Iowa Secretary of State, and the filing of appropriate Merger documents with the relevant authorities of other states in which MIDWEST or MERGECO is qualified to do business, if any, (b) the filing of such filings as may be required to comply with federal and state securities laws; and (c) the filings required by the HSR Act.

4.4. Validity. This Agreement and the MIDWEST Ancillary Agreements are valid and binding obligations of MIDWEST, and enforceable in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Merger will not become effective until the Articles of Merger are filed with the office of the Iowa Secretary of State.

4.5.  Capitalization of MIDWEST. MIDWEST is capitalized as follows:

        4.5.1. Stock. The authorized capital stock of MIDWEST consists of 75,000,000 shares of MIDWEST Class A Common Stock $0.01 par value,

     25,000,000 shares of MIDWEST Class B Common Stock $0.01 par value, 2,000,000 shares of MIDWEST Preferred Stock $0.01 par value, and 1,150,000 shares of MIDWEST Class A Preferred Stock $5.50 par value. At the close of business on July 12, 1995, 45,836,448 shares of MIDWEST Common Stock and Class B Common Stock were issued and outstanding, and no shares of Preferred Stock or Class A Preferred Stock have been issued, no shares of MIDWEST capital stock were held by MIDWEST in its treasury and 7,166,979 shares of MIDWEST Common Stock were reserved for issuance upon the exercise of outstanding options to purchase MIDWEST Class A Common Stock ("MIDWEST Options"). All outstanding shares of MIDWEST Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights.

     4.5.2.  No Other Commitments.  Except for the MIDWEST Options disclosed in
     Section 4.5.1. and as listed in the MIDWEST Disclosure Letter, there are no options, warrants, convertible or other securities, calls, commitments, conversion privileges or preemptive or other rights or agreements (collectively, "Stock Rights Agreements") outstanding to purchase or otherwise acquire (whether directly or indirectly) (i) any shares of MIDWEST's authorized but unissued capital stock, or (ii) any securities convertible into or exchangeable for any shares of MIDWEST's capital stock. MIDWEST has no obligations to grant, issue, extend, or enter into any Stock Rights Agreements. MIDWEST has no liability for dividends accrued but unpaid.

     4.5.3. No Voting Arrangements or Registration Rights. Except for that certain Investor Agreement dated as of April 1, 1996, among MIDWEST and certain of its stockholders, to the knowledge of MIDWEST, there are no voting agreements, voting trusts, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of MIDWEST's outstanding securities. MIDWEST is not under any obligation to register any of its presently outstanding securities or any securities that may be subsequently issued under the Securities Act of 1933.

4.6 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any MIDWEST Ancillary Agreement, nor the consummation of the transactions contemplated by such agreements, will conflict with, or (with or without notice or lapse of time, or both) result in:

     4.6.1. a termination, breach, impairment or violation of (i) any provision of the Articles of Incorporation or Bylaws of MIDWEST, as currently in effect or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to MIDWEST or its assets or properties; or

        4.6.2. a termination, or a material breach, impairment or violation of, any material instrument, agreement, contract or commitment to which MIDWEST is a party or by which MIDWEST is bound. The transfer of the MIDWEST Common Stock to COLA under this Agreement will not require the consent of any third party with respect to any material rights, licenses, franchises, leases or agreements of MIDWEST.

4.7. Litigation. There is no action, suit, claim, arbitration, proceeding, or investigation pending or threatened, to the best knowledge of MIDWEST, against MIDWEST before any court, administrative agency or arbitrator (each a "Claim") that may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of MIDWEST, if such Claim is decided adversely to MIDWEST.

        4.7.1. To the best of MIDWEST's knowledge, there is no basis for any person or entity to assert a Claim against MIDWEST based upon (i) ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any shares of the capital stock of MIDWEST, or
        (ii) any rights as a MIDWEST shareholder, including any option, warrant or preemptive rights or rights to notice or to vote.

        4.7.2. To the best of MIDWEST's knowledge, there is no basis for any party to successfully assert a Claim for any material damages against MIDWEST based on a claim that any product or service developed, owned, marketed, or distributed by MIDWEST (i) was or is defective in any material respect, or did not or will not perform in accordance with any warranty, (ii) was not or is not suitable for a use for which it was intended, (iii) omitted or omits necessary information, or (iv) included or includes forms of documents, advice or information that was negligently prepared and/or marketed, inaccurate or incomplete in any respect, or did not conform to or comply with applicable law.

        4.7.3. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against MIDWEST.

4.8. Disclosure. MIDWEST's final prospectus, dated June 10, 1996, in connection with the initial public offering of MIDWEST Common Stock (the "MIDWEST Prospectus"), this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered to COLA pursuant to this Agreement as of their respective dates did not, and when taken together, do not contain or will not contain any untrue statement of a material fact or omit or will omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

     4.9. MIDWEST Financial Statements. The financial statements of MIDWEST included in the MIDWEST Prospectus complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission ("SEC") with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form S-1 promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal year end audit adjustments) the consolidated financial position of MIDWEST and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows.

5.   COLA PRECLOSING COVENANTS.

     During the period from the Agreement Date until the earlier to occur of
(i) the Effective Time or (ii) the termination of this Agreement in accordance with Section 10, COLA and the COLA Shareholders each jointly and severally covenant and agree with MIDWEST as follows:

     5.1 Advice of Changes. COLA or the COLA Shareholders will promptly advise MIDWEST in writing (a) of any event occurring subsequent to the Agreement Date that would render any representation or warranty of COLA or the COLA Shareholders contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in COLA's or Subsidiary's business, results of operations or financial condition; provided, however, that the delivery of any notice pursuant to this Section 5.1 shall not cure any breach of any representation or warranty or otherwise limit or affect the remedies available hereunder to MIDWEST under this Agreement. COLA shall deliver to MIDWEST within fifteen (15) days after the Closing Date, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in the ordinary course of business, in accordance with COLA's books and records and generally accepted accounting principles and shall fairly present the financial position of COLA as of the respective dates and the results of COLA's operations for the periods then ended.

     5.2. Maintenance of Business. COLA will, and will cause Subsidiary to use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the Agreement Date. If COLA becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of MIDWEST in writing and, if requested by MIDWEST, will exert its best efforts to restore the relationship.

5.3. Conduct of Business. Except as otherwise provided in Exhibit 5.3 hereto, COLA will, and will cause Subsidiary to, continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of the Chief Executive Officer of MIDWEST (which consent will not be unreasonably withheld):

     5.3.1. borrow or lend any money other than advances for travel and expenses that are incurred in the ordinary course of business consistent with past practice;

     5.3.2. enter into any transaction or agreement not in the ordinary course of business;

     5.3.3. encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

     5.3.4. dispose of any of its assets except in the ordinary course of business consistent with past practice;

     5.3.5. enter into any material lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

     5.3.6. pay any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with past practices not to exceed 10% of such officer's, employee's or consultant's base annual compensation, except pursuant to existing arrangements previously disclosed to and approved in writing by MIDWEST) or enter into any new employment or consulting agreement with any such person;

     5.3.7. change any of its accounting methods;

     5.3.8. declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

     5.3.9. amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

        5.3.10. guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

        5.3.11. waive or release any material right or claim except in the ordinary course of business, consistent with past practice or agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to MIDWEST for its review prior to filing;

        5.3.12. issue or sell any shares of its capital stock of any class (except upon the exercise of an option or warrant currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

        5.3.13. split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

        5.3.14.   merge, consolidate or reorganize with, or acquire any entity;

        5.3.15.   amend its Articles of Incorporation or Bylaws;

        5.3.16. license any of its technology or intellectual property except in the ordinary course of business consistent with past practice;

        5.3.17. substantially decrease, in scope of coverage or policy limit, any insurance coverage or issue any certificates of insurance;

        5.3.18. agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to MIDWEST for its review prior to filing; or

        5.3.19. agree to do, or permit any Subsidiary to do or agree to do, any of the things described in the preceding clauses 5.3.1. through 5.3.18.

5.4 Shareholder Approval. COLA will hold a special meeting of its shareholders or will solicit the written consent of its shareholders (such COLA shareholders' meeting or the solicitation of the written consent of the shareholders of COLA is hereinafter referred to as the "COLA Shareholder Vote"), to the Merger and related matters for the consideration and approval of the shareholders of COLA, which approval will be recommended by COLA's Board of Directors. Such meeting will be called, held and conducted, and any proxies or written consents will be solicited, in compliance with applicable law.

5.5. Necessary Consents. COLA will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Sections 5.4, 5.9 and 5.12 to allow the consummation of the transactions contemplated hereby and to allow the Surviving Corporation to carry on COLA's business after the Closing.

5.6. Litigation. COLA will notify MIDWEST in writing promptly after learning of any material action, suit, arbitration, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it or any Subsidiary, or known by it to be threatened against it or any Subsidiary.

5.7. No Other Negotiations. From the Agreement Date until the earlier of termination of this Agreement or the Effective Time, COLA and the COLA Shareholders will not, and will not authorize or permit any officer, director, employee or affiliate of COLA, or any other person, on its or their behalf to, directly or indirectly, solicit or encourage any offer from any party or consider any inquiries or proposals received from any other party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than MIDWEST), concerning any agreement or transaction regarding the possible disposition of all or any substantial portion of COLA's business, assets or capital stock by merger, consolidation, sale of assets or any other means of business combination. COLA will promptly notify MIDWEST orally and in writing of any such inquiries or proposals.

5.8. Access to Information. Until the Closing, COLA will allow MIDWEST and its agents reasonable access to the files, books, records and offices of COLA and each Subsidiary, including, without limitation, any and all information relating to COLA's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition, subject to the terms of the Confidentiality Agreement between COLA and MIDWEST dated as of June 18, 1996. COLA will cause its accountants to cooperate with MIDWEST and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

5.9. Satisfaction of Conditions Precedent. COLA will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9, and COLA will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

        5.10. COLA Investment Agreement. COLA will cause each of the COLA Shareholders (and any other shareholders of COLA, if any, who may receive MIDWEST Common Stock in the Merger) to execute and deliver to MIDWEST, on or prior to the Closing, the Investment Agreement in substantially the form of Exhibit 5.10 (the "COLA Investment Agreement").

        5.11. Blue Sky Laws. COLA shall use its best efforts to assist MIDWEST to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

        5.12. Regulatory Approvals. COLA will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which MIDWEST may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. COLA will use its best efforts to obtain, and to cooperate with MIDWEST in obtaining, all such authorizations, approvals and consents (including but not limited to any clearance from the Federal Trade Commission or the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

6.      MIDWEST PRECLOSING COVENANTS.

        During the period from the Agreement Date until the earlier to occur of
(i) the Effective Time or (ii) the termination of this Agreement in accordance with Section 10, MIDWEST covenants and agrees as follows:

        6.1.    Advice of Changes. MIDWEST will promptly advise COLA in writing
        (a) of any event occurring subsequent to the Agreement Date that would render any representation or warranty of MIDWEST contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in MIDWEST's business, results of operations or financial condition; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not cure any breach of any representation or warranty or otherwise limit or affect the remedies available hereunder to COLA or the COLA Shareholders under this Agreement.

        6.2. Regulatory Approvals. MIDWEST will execute and file, or join in the execution and filing, or any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which COLA may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. MIDWEST will use its best efforts to obtain, and to cooperate with COLA to obtain, all such authorizations, approvals and consents (including but not limited to any clearance from the Federal Trade Commission or the United States Department of Justice under the HSR Act).

6.3. Satisfaction of Conditions Precedent. MIDWEST will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and MIDWEST will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

6.4. Blue Sky Laws. MIDWEST shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

6.5. Necessary Consents. MIDWEST will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Sections 6.2, 6.3 and 6.7 to allow the consummation of the contemplated hereby and to allow MIDWEST to carry on COLA's business after the Closing.

6.6. Litigation. MIDWEST will notify COLA in writing promptly after learning of any material action, suit, arbitration, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against MIDWEST or known by it to be threatened against it.

6.7 MERGECO. MIDWEST will cause MERGECO to be promptly formed in accordance with Iowa law. Subject to MIDWEST's rights to terminate this Agreement and abandon the Merger for any reason in accordance with this Agreement (including without limitation the failure of any condition in Section 9 to be satisfied), to the fullest extent permitted by law, MIDWEST shall cause MERGECO and its Board of Directors to approve, execute and deliver all documents required to be executed and delivered by MERGECO pursuant to this Agreement.

7.  CLOSING MATTERS.

        7.1. The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions for consummation of the Merger (the "Closing") will take place at the offices of Shuttleworth & Ingersoll, P.C., on July 15, 1996 at 2:00 p.m., Central Time (or such other time of day as MIDWEST and COLA may agree) on the earliest date practicable after the satisfaction or waiver of the conditions to Closing set forth in Sections 8 and 9 hereof (the "Closing Date"). Concurrently with the Closing, the Articles of Merger will be filed in the office of the Iowa Secretary of State.

        7.2.  Exchange of Certificates.

              7.2.1. At the Closing, each holder of shares of COLA capital stock will surrender the certificate(s) for such shares (each a "COLA Certificate"), duly endorsed as requested by MIDWEST, to MIDWEST for cancellation. Promptly after the Effective Time and receipt of such COLA Certificates, MIDWEST will issue to each tendering holder a certificate for the number of shares of MIDWEST Common Stock to which such holder is entitled pursuant to Section
              2.1.1 hereof and will wire transfer to each tendering holder cash in the amount payable to such holder under Section 2.1.1 hereof in accordance with the written wire transfer instructions provided by such holder to MIDWEST. The cash and shares to be placed in escrow pursuant to Section 2.1.4 shall be delivered to Norwest Bank, N.A., the Escrow Agent.

              7.2.2. No dividends or distributions payable to holders of record of MIDWEST Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered COLA Certificate until such holder surrenders such COLA Certificate to MIDWEST as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any COLA Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions therefor paid with respect to MIDWEST Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

              7.2.3. After the Effective Time there will be no further registration of transfers on the stock transfer books of COLA or its transfer agent of the COLA Common Stock. If, after the Effective Time, COLA Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 7.2.

              7.2.4. Until COLA Certificates representing COLA Common Stock outstanding prior to the Merger are surrendered pursuant to
              Section 7.2.1
                above, such COLA Certificates will be deemed, for all purposes, to evidence ownership of the number of shares of MIDWEST Common Stock into which the COLA Common Stock would have been converted pursuant to Section 2.1.1.

8.      CONDITIONS TO OBLIGATIONS OF COLA.

        COLA's obligations hereunder are subject to the fulfillment or satisfaction, on or prior to the Closing, of each of the following conditions (any one or more of which may be waived by COLA, but only in a writing signed by COLA):

        8.1. Accuracy of Representations and Warranties. The representations and warranties of MIDWEST as set forth in section 4 (as qualified by the MIDWEST Disclosure Letter, as such may be amended to disclose changes that are not material in accordance with this Agreement) shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing and COLA shall have received a certificate to that effect executed by MIDWEST's President and Chief Financial Officer.

        8.2. Covenants. MIDWEST shall have performed and complied in all material respects with all of its covenants contained in Section 6 on or before the Closing, and COLA shall have received a certificate to such effect signed by MIDWEST's President and Chief Financial Officer.

        8.3. Compliance with Law. There shall not be outstanding or threatened, or enacted or adopted, any order, decree, temporary preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the transaction contemplated by this Agreement.

        8.4. Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action by any regulatory authority having jurisdiction over the parties and the actions proposed to be taken under this Agreement, as may be required to lawfully consummate the proposed transaction, including but not limited to requirements under applicable federal and state securities laws.

        8.5. Opinion of MIDWEST's Counsel. COLA shall have received from counsel to MIDWEST, an opinion in the form of Exhibit 8.5.

     8.6. Documents. COLA shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by COLA's legal counsel to consummate the transactions contemplated by this Agreement.

     8.7. No Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of MIDWEST.

     8.8. Requisite Approvals. The principal terms of this Agreement shall have been approved and adopted by MIDWEST's Board of Directors in accordance with applicable law and MIDWEST's Certificate of Incorporation and Bylaws. The principal terms of the Plan of Merger shall have been approved and adopted by MERGECO's Board of Directors and shareholders in accordance with applicable law and MERGECO's Articles of Incorporation and Bylaws.

     8.9. Satisfactory Form of Legal and Accounting Matters. The form, scope and substance of all legal matters contemplated by this Agreement, including all closing documents, shall be reasonably acceptable to COLA's counsel and independent public accountants.

     8.10. No Material Adverse Change. There shall not have been any material adverse change in the financial condition, properties, assets, liabilities, business or operations of MIDWEST and its subsidiaries taken as a whole, other than any change (a) in the market price of the MIDWEST Common Stock or (b) that results from general economic conditions or conditions generally affecting the communications industry.

9. CONDITIONS TO OBLIGATIONS OF MIDWEST. MIDWEST's obligations under this Agreement are subject to the fulfillment or satisfaction of each of the following conditions (any one or more of which may be waived by MIDWEST, but only in a writing signed by MIDWEST) prior to the Closing.

     9.1. Accuracy of Representations and Warranties. The representations and warranties of COLA and the COLA Shareholders as set forth in section 3 (as qualified by the COLA Disclosure Letter, as such may be amended to disclose changes that are not material in accordance with this Agreement) shall be true and accurate in every material respect on and as of the Closing and MIDWEST shall have received a certificate to such effect executed by COLA's President and Chief Financial Officer.

     9.2. Covenants. COLA shall have performed and complied in all material respects with all of its covenants contained in section 5 on or before the Closing and MIDWEST shall have received a certificate to such effect signed by COLA's President and Chief Financial Officer.

9.3. Compliance with Law. There shall not be outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the transaction contemplated by this Agreement.

9.4. Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action by any regulatory authority having jurisdiction over the parties and the actions proposed to be taken under this Agreement, as may be required to lawfully consummate the proposed transaction, including but not limited to requirements under applicable federal and state securities laws.

9.5. Opinion of COLA's Counsel. MIDWEST shall have received from counsel to COLA, an opinion in substantially the form of Exhibit 9.5.

9.6. Consents. MIDWEST and/or COLA shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by MIDWEST to consummate the transactions contemplated by this Agreement and to allow the Surviving Corporation to carry on COLA's business after the Closing, including, without limitation, the written consent and waiver of Sprint Communications Company L.P., in form and substance reasonably satisfactory to MIDWEST, consenting to the Merger and waiving any right it may have to terminate the Independent Contractor Sales Agreement entered into in May, 1995, pursuant to Section 13(f) of the Agreement or otherwise, as a result of this Agreement or the Merger.

9.7. No Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of COLA.

9.8. Requisite Approvals. The principal terms of this Agreement shall have been approved and adopted by COLA's Board of Directors in accordance with applicable law and COLA's Articles of Incorporation and Bylaws, and by ALL COLA's Shareholders.

        9.9. No Dissenting Shares. There shall be no holders of any shares of COLA Common Stock who are attempting to exercise or perfect any statutory appraisal rights of dissenting shareholders and all holders of the issued and outstanding shares of COLA Common Stock shall have duly and validly approved this Agreement, the Plan of Merger and the Merger in accordance with all applicable laws.

        9.10. Investment Agreement. Each COLA Shareholder (and any other shareholder of COLA, if any, who may receive MIDWEST Common Stock in the Merger) who is to receive MIDWEST Common Stock in the Merger shall have executed and delivered a COLA Investment Agreement to MIDWEST in accordance with Section 5.10.

        9.11.   Agreements from Certain Employees.  Joseph P. Cunningham, Laura
        L. Dement, Randy A. Snyder and Brian Donnelly shall each have executed and delivered to MIDWEST an Employment, Confidentiality and Non-Competition Agreement and Lock-Up Letter in substantially the form of Exhibit 9.11.

        9.12. Agreement from Ruffalo. Albert P. Ruffalo shall have executed and delivered to MIDWEST, an Employment, Confidentiality and Non-Competition Agreement and Lock-Up Letter in substantially the form of Exhibit 9.12.

        9.13. Termination of Rights. Any registration rights, rights of first refusal, rights to any liquidation preference, redemption rights or any similar rights of any COLA Shareholder shall have been terminated or waived as of the Closing.

        9.14. Satisfactory Form of Legal and Accounting Matters. The form, scope and substance of all legal matters contemplated by this Agreement, including all closing documents, shall be reasonably acceptable to MIDWEST's counsel and independent public accountants.

        9.15. No Material Adverse Change. There shall not have been any material adverse change in the financial condition, properties, assets, liabilities, business or operations of COLA taken as a whole, other than any change that results from general economic conditions or conditions generally affecting the industry.

        9.16. No Exercise of COLA Options. No COLA Option shall have been exercised during the period from the Agreement Date until the Closing.

10.     TERMINATION OF AGREEMENT.

        10.1. Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval by the shareholders of COLA contemplated by this Agreement:

                10.1.1.   by the mutual written consent of COLA and MIDWEST.

           10.1.2. unless otherwise agreed by the parties hereto, by MIDWEST or COLA if the Closing shall not have occurred on or before July 19, 1996, provided that the right to terminate this Agreement under this
           Section 10.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     Any termination of this Agreement under this Section 10.1 will be effective by the delivery of notice by the terminating party to the other parties hereto.

     10.2. No Liability. Any termination of this Agreement in accordance with this Section 10 will be without further obligation or liability upon any party in favor of the other party hereto other than the obligations provided in Section 11 hereof and in the Confidentiality Agreement dated as of June 18, 1996 executed by COLA and MIDWEST providing for certain mutual nondisclosure and nonuse agreements between COLA and MIDWEST which will survive termination of this Agreement; provided, however, that (i) nothing herein will limit the obligation of COLA and MIDWEST to use their best efforts to cause the Merger to be consummated, as set forth in Section 5.9,
     5.12 and 6.3 hereof, respectively, (ii) nothing herein shall relieve any party from liability from any breach hereof, and (iii) each party shall be entitled to any remedies at law or in equity for such breach.

11. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS.

     11.1. Survival of Representations. All representations, warranties and covenants of MIDWEST contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of COLA or the COLA Shareholders until the earlier of the termination of this Agreement or the second (2nd) anniversary of the Effective Time, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period). Unless otherwise specified herein, all representations, warranties and covenants of COLA will remain operative and in full force and effect, regardless of any investigation made by or on behalf of MIDWEST, and will survive the Effective Time and continue until the second (2nd) anniversary of the Effective Time, and covenants that by their terms survive thereafter will continue to survive in accordance with their terms.

     11.2. Agreement to Indemnify. Subject to the limitations set forth in this
     Section 11, the COLA Shareholders shall jointly and severally indemnify and hold harmless MIDWEST and the Surviving Corporation and their respective officers, directors, agents, shareholders and employees, and each person, if any, who controls or may control MIDWEST or the Surviving Corporation within the meaning of the Securities Act (each hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs (hereinafter collectively referred to as "Damages"):

        11.2.1. Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by COLA or the COLA Shareholders in this Agreement, the Plan of Merger or any certificate, document or instrument delivered by or on behalf of COLA pursuant hereto (other than with respect to changes that are not material in the truth or accuracy of the representations and warranties of COLA under this Agreement after the date hereof if COLA has advised MIDWEST of such changes in a written update to the COLA Disclosure Letter that is delivered to MIDWEST prior to the Closing and MIDWEST has nonetheless proceeded with the Closing); or

        11.2.2. Arising out of any action, suit, arbitration, proceeding, claim or investigation that is first brought after the Closing Date and that arises from, concerns or relates to any product or services licensed, sold or distributed by COLA prior to the Closing; or

        11.2.3. Arising as a result of (i) any claim by a shareholder or former shareholder or security holder of COLA, or any other person, firm, corporation or entity seeking to assert, or based upon: ownership or rights to ownership of any shares of stock of COLA (or shares of stock of MIDWEST, cash or rights to receive cash or MIDWEST stock by virtue of the conversion of COLA stock in the Merger); any rights of a shareholder, including without limitation any options, warrants or preemptive rights or rights to notice or to vote; any rights under the Articles of Incorporation or Bylaws of COLA, any rights under any agreement among COLA and its Shareholders, or any claim that his, her or its shares were wrongfully repurchased by COLA; or (ii) any failure or alleged failure of any shareholder of COLA to have good, valid and marketable title to the issued and outstanding shares of COLA Stock held by such shareholder, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such COLA Stock in favor of the Merger and the other transactions contemplated by this Agreement or the Plan of Merger.

11.3. Basket. The indemnification provided for in this Section 11 shall not apply unless, and shall apply only to the extent that, the aggregate Damages for which one or more Indemnified Persons seeks indemnification hereunder exceeds One Million Dollars ($1,000,000) (the "Basket"). Notwithstanding the foregoing, the provisions of this Section 11.3 shall not apply with respect to any indemnification obligations of the COLA Shareholders under Section 11.5.

     11.4. Limitation. Notwithstanding anything herein to the contrary, except with respect to any claim for indemnification by an Indemnified Person related to any matter set forth in Section 11.2.3 (for which there shall be no time limit for MIDWEST to bring a claim for indemnification), no claim for indemnification for Damages hereunder may be asserted by any Indemnified Person unless such claim is first asserted on or before the second (2nd) anniversary of the Effective Time. In addition, the maximum liability of the COLA Shareholders to Indemnified Persons under this
     Section 11 shall not exceed the aggregate sum of Eleven Million Dollar ($11,000,000); provided that such limitation on the COLA Shareholders' indemnification obligations shall not apply to any claim or claims for indemnification that involve fraudulent or willful misconduct on the party of COLA or any COLA Shareholder. Notwithstanding the foregoing, the provisions of this Section 11.4 shall not apply with respect to any indemnification obligations of the COLA Shareholders under Section 11.5.

     11.5. Special Indemnity. The COLA Shareholders shall jointly and severally indemnify and hold harmless MIDWEST and the Surviving Corporation and their respective officers, directors, agent, affiliates, shareholders and employees, and each person, if any, who controls or may control MIDWEST or the Surviving Corporation within the meaning of the Securities Act from and against any and all damages arising in any manner from (i) any claim for breach of Section 3.9 (taxes); (ii) Section 3.20 (Employee Benefit Plans/ERISA); (iii) Section 3.21 (COLA Benefit Agreements); (iv) Section
     3.22 (Employee Benefit Costs); (v) Section 3.23 (COBRA Notices); and (vi)
     Section 3.30 (Environmental Matters).

12. INDEMNIFICATION BY MIDWEST. MIDWEST agrees to indemnify and hold harmless ALL COLA Shareholders from and against any and all adverse tax consequences incurred by them including interest and penalties arising out of any action or omission by MIDWEST or MERGECO which action or omission within two years of the Effective Date disqualifies the tax-free exchange treatment of the Merger.

13.  MISCELLANEOUS.

     13.1. Notice. Promptly after MIDWEST becomes aware of the existence of any potential claim by an Indemnified Person for indemnity from the COLA Shareholders under Section 11, MIDWEST will notify the COLA Shareholders of such potential claim (provided that the failure of MIDWEST to give prompt notice shall not affect the rights to indemnification, hereunder except to the extent the COLA Shareholders demonstrate actual damage caused by such failure) and will, to the extent that it can reasonably do so without impairing its ability to adequately defend and respond to any such claim, permit the COLA Shareholders to assist MIDWEST in the defense of such claim and will cooperate with the COLA Shareholders in obtaining copies of any records or other information which is relevant to the defense of such claim. Prior to the settlement of any claim for which MIDWEST seeks indemnity from a COLA Shareholder, MIDWEST will provide the COLA Shareholders with the terms of the proposed settlement and a reasonable opportunity to comment on such terms.

13.2. Governing Law. The internal laws of the State of Iowa (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties to this Agreement.

13.3. Assignment, Binding Upon Successors and Assigns. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

13.4. Severability. If any portion of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable so as to reasonably effect the intent of the parties. The parties further agree to replace such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

13.5. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.6. Other Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party in this Agreement will be deemed cumulative, with and not exclusive of any other remedy conferred by this Agreement or by law. The exercise of any one remedy will not preclude the exercise of any other remedy.

13.7. Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach of this Agreement or default in the performance of this Agreement will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

13.8. No Waiver. The failure of any party to enforce any of the provisions of this Agreement shall not be construed to be a waiver of the right of such party to enforce such provisions at a subsequent time.

        13.9. Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated under this Agreement.

        13.10. Attorneys' Fees. If a suit is brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

        13.11. Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage prepaid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this section:

                If to MIDWEST:


                McLeod, Inc.
                500 Town Centre
                221 3rd Avenue SE
                Cedar Rapids, Iowa 52401

                If to COLA or the COLA Shareholders to the addresses set forth on the signature pages.

        or to such other address as a party may have furnished to the other parties in writing pursuant to this section.

        13.12.  Construction of Agreement.   This Agreement has been negotiated
        by the respective parties and their attorneys and the language of this Agreement and the related ancillary documents will not be construed for or against either party. A reference to a section or an exhibit will mean a section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings of this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

        13.13. Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions contemplated by this Agreement.

     13.14. Absence of Third Party Beneficiary Rights. No provisions of this Agreement (or any ancillary agreement) are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner or any party, unless specifically provided otherwise in this Agreement, and, except as so provided, all provisions of this Agreement (or any ancillary agreement) will be personal solely among the parties to this Agreement (or the applicable ancillary agreement).

     13.15. Public Announcement. Upon execution of this Agreement, MIDWEST and COLA will issue a press release approved by both parties announcing the agreement to enter into the Merger. Thereafter, MIDWEST may issue such press release and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws.

     13.16. Confidentiality. COLA and MIDWEST each confirm that they have entered into a Confidentiality Agreement dated as of June 18, 1996 (the "Confidentiality Agreement") and that they are each bound by, and will abide by, the provisions of such Confidentiality Agreement (except that MIDWEST will cease to be bound after the Merger becomes effective).

     13.17. Entire Agreement. This Agreement and the related exhibits constitute the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties, other than the Confidentiality Agreement. The express terms of this Agreement control and supersede any course of performance of usage of the trade inconsistent with any of the terms of this Agreement.

MCLEOD, INC.


By: /s/ Stephen C. Gray
    --------------------
Name: Stephen C. Gray
Title: President


RUFFALO, CODY & ASSOCIATES, INC.


By: /s/ Albert P. Ruffalo
    ----------------------------
    Albert P. Ruffalo, President

Address: 3181 Eagle Ct. N.E.
         -----------------------

/s/ Albert P. Ruffalo
- --------------------------------------
    Albert P. Ruffalo
Address: 3181 Eagle Ct. N.E.
         -----------------------------
         Cedar Rapids, IA 52402
         -----------------------------

/s/ Joseph P. Cunningham
- --------------------------------------
    Joseph P. Cunningham
Address: 7150 Bettsy Ct. NE
         -----------------------------
         Cedar Rapids, IA 52411
         -----------------------------

/s/ Laura L. Dement
- --------------------------------------
    Laura L. Dement
Address: 3963 Sally Dr. NE
         -----------------------------
         Cedar Rapids, IA 52402
         -----------------------------

/s/ Randy A. Snyder
- --------------------------------------
    Randy A. Snyder
Address: 4820 Bever Ave. SE
         -----------------------------
         Cedar Rapids, IA 52403
         -----------------------------

/s/ Brian P. Donnelly
- --------------------------------------
    Brian P. Donnelly
Address: 7613 Princeton Dr. NE
         -----------------------------
         Cedar Rapids, IA 52402
         -----------------------------

/s/ Clark E. McLeod
- --------------------------------------
    Clark E. McLeod
Address:
         -----------------------------

         -----------------------------

/s/ Mary E. McLeod
- --------------------------------------
    Mary E. McLeod
Address:
         -----------------------------

         -----------------------------

The COLA Shareholders

                                  EXHIBIT LIST

Exhibit A       List of Ruffalo Management Shareholders
Exhibit B       Plan of Merger
Exhibit C       Articles of Merger
Exhibit D       Escrow Agreement

Exhibit 2.1.1   Chart of Cash and Shares to be received by Ruffalo Shareholders
Exhibit 2.1.2   Chart of Options conversion
Exhibit 2.4A    Officers Certificate
Exhibit 2.4B    Officers Certificate
Exhibit 3.5     All Ruffalo Shareholders
Exhibit 3.6     Subsidiary List
Exhibit 3.13    List of Contracts
Exhibit 3.15    Intellectual Property
Exhibit 3.20    Employee Benefit Plans/ERISA
Exhibit 3.21    Benefit Arrangements
Exhibit 5.3     Conduct of Business
Exhibit 5.10    Investment Agreement
Exhibit 8.5     Opinion of Counsel
Exhibit 9.5     Opinion of Counsel
Exhibit 9.11    Employment Agreement and Lock-up Letter
Exhibit 9.12    Employment Agreement and Lock-up Letter


     McLeod, Inc. agrees to furnish supplementally a copy of any of the exhibits listed above to the Commission upon request.